Exhibit 10.1

FORM OF

TENDER SUPPORT AGREEMENT

A Tender Support Agreement in this form has been entered into by and among Savaria Corporation, Savaria (SC) Inc. and each Stockholder listed on Schedule A hereto. Schedule A to this form of agreement sets forth the share ownership of all of the Stockholders to such agreements; however, each Stockholder’s individual Tender Support Agreement lists only the share ownership of that Stockholder.

This TENDER SUPPORT AGREEMENT (this “Agreement”), dated as of May 1, 2017, is entered into by and among Savaria Corporation, an Alberta corporation (“Parent”), Savaria (SC) Inc., a South Carolina corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Person set forth on Schedule A (“Stockholder”).

WHEREAS, as of the date hereof, Stockholder is the holder of the number of shares of common stock, no par value (“Company Common Stock”), of Span-America Medical Systems, Inc., a South Carolina corporation (the “Company”), set forth opposite Stockholder’s name on Schedule A (all such shares of Company Common Stock set forth on Schedule A, together with any shares of Company Common Stock that are hereafter issued to or otherwise acquired by Stockholder, or for which Stockholder otherwise becomes the record or beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act), prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, Parent, Merger Sub and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for Merger Sub to commence a tender offer to purchase all of the issued and outstanding shares of Company Common Stock (the “Offer”) and for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that Stockholder, and as an inducement and in consideration therefor, Stockholder (solely in Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Article I
AGREEMENT TO TENDER

1.1.     Agreement to Tender. Unless this Agreement shall have terminated pursuant to Section 5.2, Stockholder shall validly tender or cause to be tendered in the Offer all of Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer as promptly as practicable after receipt by Stockholder of all documents or instruments required to be delivered pursuant to the terms of the Offer (but in any event no later than the tenth (10th) Business Day following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer). Stockholder agrees that, once Stockholder’s Subject Shares are tendered, Stockholder will not withdraw any of the Subject Shares from the Offer, unless and until (A) the Offer shall have been withdrawn or terminated by Merger Sub in accordance with the terms of the Merger Agreement or (B) this Agreement shall have terminated pursuant to Section 5.2, and in either case Parent and Merger Sub shall cause any depositary acting on their behalf to promptly return all tendered Subject Shares.

1.2.     Non-Solicitation. Unless this Agreement shall have terminated pursuant to Section 5.2, Stockholder shall not, and shall cause its Affiliates not to, take any action (or refrain from taking any action) that would be inconsistent with Section 6.3 of the Merger Agreement. For the avoidance of doubt, nothing in this Article I shall restrict Stockholder or any of its Affiliates from engaging, in coordination with the Board of Directors of the Company (the “Company Board”), in discussions or negotiations regarding an Alternative Proposal with any Person, solely to the extent to which the Company is permitted to engage (and is engaging) in such discussions or negotiations with such Person pursuant to Section 6.3 of the Merger Agreement.

Article II
VOTING AGREEMENT

2.1.     Voting of Subject Shares. Unless this Agreement shall have terminated pursuant to Section 5.2, at every meeting of the holders of Company Common Stock (the “Company Stockholders”), however called, and at every adjournment or postponement thereof, Stockholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote Stockholder’s Subject Shares (to the extent not purchased in the Offer) (a) in favor of (i) adoption of the Merger Agreement, (ii) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held or (iii) any other matter considered at any such meeting of the Company Stockholders which the Company Board has (A) determined is necessary for the consummation of the Merger, (B) so disclosed in the Schedule 14D-9 or other written materials distributed to all Company Stockholders and (C) recommended that the Company Stockholders adopt; and (b) against (i) any amendment to the Company’s articles of incorporation or bylaws or any other proposal which would in any material respect impede, interfere with or prevent the consummation of the Offer or the Merger, (ii) any Alternative Proposal or (iii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Stockholder under this Agreement.

2.2.     No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, unless this Agreement shall have terminated pursuant to Section 5.2, Stockholder shall not, directly or indirectly, (a) create or permit to exist any Lien on any of Stockholder’s Subject Shares, other than restrictions imposed by applicable Law or pursuant to this Agreement or any risk of forfeiture with respect to any shares of Company Common Stock granted to Stockholder under an employee benefit plan of the Company, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of Stockholder’s Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to Stockholder’s Subject Shares, (d) deposit or permit the deposit of Stockholder’s Subject Shares into a voting trust or enter into a tender, support, voting or similar agreement or arrangement with respect to Stockholder’s Subject Shares, (e) tender Stockholder’s Subject Shares to any tender offer other than the Offer or (f) otherwise take any action with respect to any of Stockholder’s Subject Shares that would restrict, limit or interfere with the performance of any of Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, Stockholder may make Transfers of Subject Shares (i) by will, (ii) by operation of Law, (iii) for estate planning purposes, (iv) for charitable purposes or as charitable gifts or donations or (v) to any of its Affiliates, in which case the Subject Shares shall continue to be bound by this Agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of this Agreement.

2.3.     No Exercise of Appraisal Rights. Stockholder hereby agrees not to exercise any appraisal rights in respect of Stockholder’s Subject Shares that may arise with respect to the Merger.

2.4.     Documentation and Information. Until the Agreement shall have terminated in accordance with Section 5.2, Stockholder shall permit and hereby authorizes Parent to publish and disclose in all documents and schedules filed with the SEC, and in any press release or other disclosure document in connection with the Offer or the Merger and any transactions contemplated by the Merger Agreement, a copy of this Agreement, Stockholder’s identity and ownership of the Subject Shares and the nature of Stockholder’s commitments and obligations under this Agreement.

2.5.     Stop Transfer Order; Legends. Stockholder hereby agrees that it will not request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Subject Shares, unless such Transfer is made in compliance with this Agreement. In furtherance of this Agreement, concurrently herewith, Stockholder shall, and hereby does, authorize the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and transfer of such shares). The parties hereto agree that such stop transfer order shall be removed and shall be of no further force and effect upon the termination of this Agreement pursuant to Section 5.2.

Article III
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

   Stockholder represents and warrants to Parent and Merger Sub that:

3.1.     Organization. If Stockholder is not an individual, Stockholder is duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its respective jurisdiction of organization.

3.2.     Corporate Authority Relative to This Agreement. Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized and no other proceedings on the part of Stockholder are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.

3.3.     No Violation. The execution and delivery by Stockholder of this Agreement does not, and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof will not (i) except as may be set forth in the Merger Agreement and any filing required by the Securities Act, the Exchange Act or other applicable securities Law, result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Stockholder or Stockholder’s Subject Shares or result in the creation of any Lien (except pursuant to this Agreement itself) on any of the Subject Shares pursuant to, any Contract or other instrument binding upon Stockholder or Stockholder’s Subject Shares, (ii) if Stockholder is not an individual, conflict with or result in any violation of any provision of the organizational documents, as amended, of Stockholder or (iii) conflict with or violate any Laws applicable to Stockholder or Stockholder’s Subject Shares, other than any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Stockholder to consummate the transactions contemplated by this Agreement.

3.4.     Ownership of Subject Shares; Total Shares. Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of Stockholder’s Subject Shares and has good title to Stockholder’s Subject Shares free and clear of any Lien (including any restriction on the right to vote or otherwise transfer Stockholder’s Subject Shares), except as (a) provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act and (c) subject to any risk of forfeiture with respect to any shares of Company Common Stock granted to Stockholder under an employee benefit plan of the Company. The Subject Shares listed on Schedule A opposite Stockholder’s name constitute all of the shares of Company Common Stock owned by Stockholder as of the date hereof (and, for the sake of clarity, does not include unexercised Company Stock Options or the Shares underlying Company Stock Options). Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

3.5.     Voting Power. Stockholder has full voting power, with respect to Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of Stockholder’s Subject Shares. None of Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except to the extent consistent with this Agreement.

3.6.     Reliance. Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of Stockholder’s own choosing. Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

3.7.     Absence of Litigation. With respect to Stockholder, as of the date hereof, there are no (i) actions, suits or proceedings pending or threatened against or affecting Stockholder, or any of Stockholder’s properties, at law or in equity, or (ii) Orders of any Governmental Entity against Stockholder, in each case that that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Stockholder to consummate the transactions contemplated by this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   Parent and Merger Sub jointly and severally represent and warrant to Stockholder that:

4.1.     Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of its respective jurisdiction of organization.

4.2.     Corporate Authority Relative to This Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of Stockholder, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.

4.3.     No Violation. The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof will not (i) except as set forth in the Merger Agreement, result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the organizational documents, as amended, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i), (ii) (to the extent relating to Subsidiaries other than Merger Sub) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Article V
MISCELLANEOUS

5.1.     Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email, by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows: (a) if to Parent or Merger Sub, in accordance with the provisions of the Merger Agreement, and (b) if to Stockholder, to Stockholder’s address or email address set forth on a signature page hereto, or to such other address as any party shall specify by written notice so given. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

5.2.     Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the mutual written agreement of Parent and Stockholder, (b) the termination of the Merger Agreement in accordance with its terms, (c) the Effective Time, (d) the occurrence of a Change of Recommendation in compliance with the provisions of Section 6.3(e) of the Merger Agreement or (e) the date of any amendment to the Merger Agreement that reduces the Offer Price or changes the form of consideration payable in the Offer. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any fraud or willful and material breach of this Agreement prior to termination hereof, and (y) the provisions of this Article V shall survive any termination of this Agreement. The representations and warranties herein shall not survive the termination of this Agreement.

5.3.     Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party to this Agreement in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

5.4.     Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent or Merger Sub may assign, in their sole discretion, any of or all of their rights, interest and obligations under this Agreement to Parent (in the case of Merger Sub) or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of their obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5.5.     Governing Law; Waiver of Jury Trial. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of South Carolina, without giving effect to any choice or conflict of Law provision or rule (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of South Carolina. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.6.     Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by telecopy, facsimile or other electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, facsimile, electronic transmission or otherwise) to the other parties.

5.7.     Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

5.8.     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

5.9.     Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Section 5.2 the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any federal or state court located in the State of South Carolina, this being in addition to any other remedy to which they are entitled at Law or in equity.

5.10.     Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

5.11.     Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to perform their respective obligations as expressly set forth under this Agreement.

5.12.     Interpretation. Each capitalized term that is used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of, or Schedule to, this Agreement unless otherwise indicated. References to “this Agreement” shall include the Schedules to this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

5.13.     Capacity as Stockholder. Stockholder signs this Agreement solely in Stockholder’s capacity as a stockholder of the Company, and not in Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries. Nothing herein shall in any way restrict a director, officer or employee of the Company (including, for the avoidance of doubt, any director nominated by Stockholder) in the exercise of his or her duties as a director, officer or employee of the Company or prevent or be construed to create any obligation on the part of any director, officer or employee of the Company (including, for the avoidance of doubt, any director nominated by Stockholder) from taking, or not taking, any action in his or her capacity as such director, officer or employee of the Company.

5.14.     Company Stock Options. Nothing in this Agreement shall be construed to obligate Stockholder to exercise, or take any (or refrain from taking any) other action with respect to, any Company Stock Options.

5.15.     No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

5.16.     Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares, the terms of this Agreement shall apply to the resulting securities.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SAVARIA CORPORATION

By:
Name:
Title:

SAVARIA (SC) INC.

By:
Name:
Title:

[Signature Page to Tender Support Agreement]

STOCKHOLDER

By:	/s/
Name:
Title:

Address:

Email:

[Signature Page to Tender Support Agreement]

Schedule A*

Name of Stockholder	Title	Number of Shares of Company Stock
Richard C. Coggins	Director, Vice President of Finance, Secretary and Chief Financial Officer	32,888
Robert H. Dick	Director	32,000
James D. Ferguson	Director, President and Chief Financial Officer	96,061
Thomas F. Grady, Jr.	Director	49,595
Thomas D. Henrion	Director and Chairman of the Board	120,855
Dan R. Lee	Director	13,500
Linda D. Norman	Director and Vice-Chair of the Board	12,900
Terry A. Rappuhn	Director	2,500
Thomas J. Sullivan	Director	6,173
Robert E. Ackley	Vice President of Custom Products	11,929
James R. O’Reagan	Vice President of R&D and Engineering	20,641
Clyde A. Shew	Vice President of Medical Sales and Marketing	31,219
William D. Darby	Vice President of Quality	0
Erick C. Herlong	Vice President of Operations	5,811
Marie Sitter	Vice President of Human Resources	4,437
James L. Teague, Jr.	Vice President of Business Development	0

*Each individual shareholder and his or her share ownership will be listed on Schedule A to the Tender Support Agreement signed by such shareholder.

[Schedule A to Tender Support Agreement]